Exhibit 10.2

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (this “Agreement”), dated as of December 13, 2014 (the “Execution Date”), is between MicroFinancial Incorporated, a Delaware corporation (the “Company”), and James R. Jackson, Jr. (the “Executive”) (collectively, the “Parties” and each, a “Party”).  In addition to the terms defined elsewhere herein, initial capitalized terms have the meanings given to them in Section 24.

RECITALS

A.            MF Parent LP, a Delaware Limited Partnership (“Parent”), MF Merger Sub Corp., a Massachusetts corporation and a direct wholly-owned subsidiary of Parent (the “Purchaser”), and MicroFinancial Incorporated, a Massachusetts corporation (the “Company”) propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), which provides, among other things, for the Purchaser to merge with and into the Company, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Parent (the “Merger”), effective as of the closing of the transactions contemplated by the Merger Agreement (the “Closing”).

B.            Effective as of the Closing, the Parties desire to amend and restate the Amended and Restated Employment Agreement, as amended between MicroFinancial Incorporated, a Massachusetts corporation, and the Executive, dated as of March 15, 2004, as amended (together, the “Prior Agreement”), as set forth herein.

C.            The Company desires to continue to employ the Executive, and the Executive desires to continue to be employed by the Company, on the terms and conditions set forth herein.

NOW, THEREFORE, the Parties agree as follows:

1.             Effectiveness.  This Agreement and all of the provisions, obligations and terms herein are conditioned upon the occurrence of the Closing, to be effective only upon the occurrence of the Closing.  If the Closing does not take place, this Agreement and any obligations created by this Agreement are void, and the Prior Agreement will remain in full force and effect in accordance with its terms.

2.             Employment.  During the Employment Term, the Executive will serve as the Senior Vice President and Chief Financial Officer of the Company and as a member of the Board.

3.             Term.  Subject to Section 8, the Executive’s employment will be for an initial term of one year commencing upon the Closing (the “Initial Employment Term”).  At the end of the Initial Employment Term and on each succeeding anniversary of the Closing, the Employment Term will be automatically extended by one additional year (each, a “Renewal Term”), unless, not less than 90 days prior to the end of the Initial Employment Term or any Renewal Term, either the Executive or the Company has given the other written notice of nonrenewal.

4.             Position and Duties of the Executive.  (a) The Executive will report directly to the Company’s President and Chief Executive Officer (the “Supervisor”), and have duties, responsibilities and authorities commensurate with the Executive’s title and position, and such other duties, responsibilities and authority, consistent with Executive’s position, as may be assigned to the Executive from time to time by the Supervisor.  The Executive’s duties and responsibilities shall not be less than those for which the Executive had immediately after the Closing.

(b)           During the Employment Term, the Executive will devote the Executive’s best efforts, substantially all of the Executive’s attention and energies during normal working time to the business(es) of the Company and the performance of any of the Executive’s duties as set forth herein.

(c)           So long as such activities do not involve a breach of this Agreement and do not interfere with the performance of the Executive’s duties hereunder, the Executive may participate in any governmental, educational, charitable or other community affairs during the Employment Term and, subject to the prior approval of the Supervisor in the Supervisor’s discretion, serve as a member of the governing board of any such organization.  The Executive may retain all fees and other compensation from any such service, and the Company will not reduce the Executive’s compensation by the amount of such fees.  Notwithstanding anything herein to the contrary, the Executive may not accept any position during the Employment Term with a for-profit enterprise without the prior written approval of the Supervisor in the Supervisor’s discretion.

5.             Compensation.  (a) Base Salary.  During the Employment Term, the Company will pay to the Executive a base salary per annum equal to $250,327 which will be reviewed annually, but may not be decreased (as in effect from time to time, the “Base Salary”).  The Base Salary will be payable at the times and in the manner consistent with the Company’s policies regarding compensation of the Company’s executives generally, but in no event less frequently than monthly.  The Base Salary shall be reviewed at least annually and shall be increased at any time and from time to time as shall be substantially consistent with increases in based salary generally awarded in the ordinary course of business to other peer executives of the Company.

(b)           Annual Bonus.  With respect to each calendar year during the Employment Term, the Executive will be eligible to receive an annual incentive bonus in accordance with, and subject to, the terms and conditions of the Company’s applicable annual incentive bonus program (the “Annual Bonus”).  During the Employment Term, the Executive’s target Annual Bonus with respect to 2015 will be 40% of the Executive’s

Base Salary and, with respect to each year thereafter, 60% of the Executive’s Base Salary, in each case, subject to the achievement of applicable performance objectives.

(c)           2015 Quarterly Bonus.  In lieu of any discretionary bonus arrangements, including any discretionary quarterly bonus, provided by the Company, during the calendar year 2015, the Executive shall be eligible to receive four equal payments of $17,766.25 payable within ten days of the last business day of each quarter during 2015, subject in each case to the Executive’s continued employment through the applicable payment date.

(d)           Equity.  Upon the Closing, the Executive will be granted a so-called “profits interest” in MF Parent LP, a Delaware limited partnership, pursuant to the terms and conditions set forth in the applicable agreement evidencing the grant, in accordance with the form provided to the Executive by the Company prior to the Closing (the “Equity Award”)

6.             Benefits.  (a) Employee Plans.  During the Employment Term, the Executive will be eligible to participate in the Company-sponsored group health, major medical, dental, vision, life insurance, 401(k), other employee welfare and pension benefit plans, fringe benefits and other perquisites (the “Employee Plans”) materially no less favorable in the aggregate (except for changes thereto required to comply with changes in applicable law) than those provided to the Executive by the Company immediately prior to the Closing.

(b)           Vacation.  During the Employment Term, the Executive will be eligible to participate in the Company’s vacation, holiday and sick, personal and other leave policies as are provided under the Company’s policies applicable to executives generally.  The Executive will be eligible for three weeks of paid vacation during each full fiscal year during the Employment Term.

7.             Expenses.  From and after the Closing, the Company will pay or reimburse the Executive for reasonable and necessary business expenses incurred by the Executive during the Employment Term in connection with the Executive’s duties on behalf of the Company in accordance with the Company’s travel and expense policy, as it may be amended from time to time, or any successor policy applicable to executives of the Company, following submission by the Executive of reimbursement expense forms in a form consistent with such expense policies.

8.             Termination.  (a) Termination by the Company for Cause or Resignation by the Executive Without Good Reason.  If, during the Employment Term, the Executive’s employment is terminated by the Company for Cause or the Executive resigns without Good Reason, the Executive will not be eligible to receive Base Salary, to receive an Annual Bonus or to participate in any Employee Plans with respect to future periods after the date of such termination or resignation, except for the right to receive (i) accrued but unpaid Base Salary through the date of termination of employment; (ii) in the case of a termination other than for Cause or by the Executive without Good Reason, a pro rata bonus for the year of termination under any bonus program or profit sharing plan, payable within 30 days after the date of termination; (iii) any accrued unused vacation time, to be paid in accordance with the Company’s normal payroll practice; (iv) any unreimbursed business expenses incurred by the Executive prior to the date of termination, to be paid in accordance with the provisions of Section 7; and (v) all compensation and benefits payable to the Executive under the terms of the Employee Plans or incentive arrangements in which the Executive participated prior to the date of termination of employment, in accordance with the terms of such Employee Plans or incentive arrangements (together, the “Accrued Compensation and Benefits”).

(b)           Termination by the Company Without Cause or Resignation by the Executive for Good Reason.  If, during the Employment Term, the Executive’s employment is terminated by the Company without Cause (including a termination of this Agreement by means of the Company’s notice of nonrenewal pursuant to Section 3) or the Executive terminates employment for Good Reason (in each case other than due to the Executive’s death or Disability), the Executive will be entitled to receive from the Company, in full satisfaction of the Executive’s rights and any benefits the Executive is entitled to under this Agreement, any other employment arrangement with the Company or otherwise, the following, subject to Section 8(f):

(i)            The Accrued Compensation and Benefits;

(ii)           A lump sum cash payment equal to 150% of the Base Salary (without taking into account any reduction in Base Salary), payable within 30 days after the date of termination; and

(iii)          Continuation of group health, dental and disability benefits for the Executive and eligible dependents through the period commencing on the date of termination and ending on the later of (x) the next anniversary date of the Closing and (y) the six month period following the date of termination, provided, however, that in the event that the Executive obtains other substantially comparable employment during such period, the Executive shall notify the Company and the amount of any benefits to which the Executive is entitled under this clause (iv) shall be reduced (but not below zero) by any such benefits provided by the new employer (the “Continuation Welfare Benefits”).

(c)           Termination by Death.  If the Executive dies during the Employment Term, the Executive’s employment will terminate and the Executive’s beneficiary or, if none, the Executive’s estate, will be entitled to receive from the Company the Accrued Compensation and Benefits, the Continuation Welfare Benefits and a lump sum payment equal to 150% of the Base Salary payable on the 60th day following the Executive’s death.

(d)           Termination by Disability.  If the Executive becomes Disabled during the Employment Term, the Executive’s employment shall terminate and the Executive shall be entitled to receive from the Company:

(i)            The Accrued Compensation and Benefits;

(ii)           The Continuation Welfare Benefits; and

(iii)          A lump sum cash payment equal to 150% the Base Salary payable on the 60th day following the termination.

(e)           Forfeiture.  Notwithstanding the foregoing, any right of the Executive to receive termination payments and benefits hereunder will be forfeited if the Executive breaches Section 9; provided that, before invoking this paragraph, the Company will provide the Executive a reasonable time (not to exceed 30 days) to respond to such assertion and, to the extent curable, a right to cure such breach within such time.

(f)            Mitigation.  The Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by the Executive as the result of employment by another employer after the termination of the Executive’s employment hereunder or otherwise, except to the extent set forth in Section 8(b)(iv) of this Agreement.

(g)           Payment Timing & Release Requirement.  Any obligation of the Company to make any payment pursuant to Section 8(b) (other than the payment of Accrued Compensation and Benefits) is conditioned upon the Executive first executing and delivering to the Company an effective release, substantially in the form attached hereto as Exhibit A (the “Release”), within 52 days after the date of termination of employment, with all periods for revocation therein having expired.  Subject to the Executive’s compliance with the preceding sentence, all amounts payable, or other benefits set forth in this Section 8(b) (other than the payment of Accrued Compensation and Benefits) will be paid or provided on the 60th day following the date of termination of employment.

9.             Duty of Loyalty.  During the course, and as a result, of the Executive’s employment with the Company, the Executive will have access to Confidential Information; the opportunity to gain close knowledge of, and possible influence over, customers, suppliers, independent contractors and employees of the Company; possess in some measure the goodwill of the Company; and come to possess an intimate knowledge of the business of the Company, including all of its policies, methods, personnel and operations.

(a)           Confidentiality.  (i) The Executive acknowledges that, in the course of the Executive’s employment, the Executive will become familiar with the trade secrets, confidential information and other proprietary information concerning the

Company, including projects, promotions, marketing plans and strategies, business plans or practices, business operations, employees, employment pay information and data, research and development, intellectual property, trademarks, customer lists, pricing information, production and cost data, compensation and fee information, accounting and financing data, and methods of design, distribution, marketing, service or procurement, regardless of whether such information has been reduced to documentary form, which the Company treats as confidential or proprietary (collectively, the “Confidential Information”).

(ii)           The Executive acknowledges and agrees that any and all Confidential Information will be received and held by the Executive in a confidential capacity.  The Executive will not, during the Employment Term and/or at any time thereafter, in any manner, whether directly or indirectly, knowingly use for the Executive’s own benefit or the benefit of any other Person, or disclose, divulge, render or offer, any Confidential Information, except on behalf of the Company in the course of the proper performance of the Executive’s duties hereunder.

(b)           Non-Competition.  (i) The Executive acknowledges that (A) the Executive’s services are of special, unique and extraordinary value to the Company and (B) the Company’s ability to accomplish its purposes and to successfully compete in the marketplace depends substantially on the skills and expertise of the Executive.  The Executive acknowledges and agrees that the Company would be irreparably damaged if the Executive were to not devote substantially all of the Executive’s business time and efforts to the business and affairs of the Company during the Employment Term, or were to provide services to any business (whether a corporation or a division of a corporation or similar business unit) which competes with the Company.

(ii)           The Executive agrees that, during the Executive’s employment with the Company, and for a period of twelve (12) months after the termination date of employment (together, the “Restricted Period”), the Executive will not, whether alone or jointly, or as an employee, officer, agent, partner, member, stockholder (except of not more than 2% of the outstanding stock of any listed company), investor, consultant, advisor, or independent contractor, directly, indirectly or beneficially, irrespective of whether compensation or other remuneration is provided, for the Executive’s own account or for the benefit of any other Person, engage in any microticket leasing business that is in competition with the Company in the United States. Notwithstanding the foregoing, with respect to an entity which is engaged in both the microticket leasing business that is in competition with the Company and another business, the Executive may provide services to such other business provided the Executive does not render any services or advice, directly or indirectly, to the microticket leasing business that is in competition with the Company.

(c)           Company Property.  All notes, lists, records, files, documents and other papers and other like items (and all copies, extracts and summaries thereof),

advertising, sales, manufacturers’ and other materials or articles or information, including data processing reports, computer programs, software, customer information and records, business records, price lists or information, samples, or any other materials or data of any kind furnished to the Executive by the Company or developed, made or compiled by the Executive on behalf of the Company or at the Company’s direction or for the Company’s use or otherwise in connection with the Executive’s employment hereunder, are and will remain the sole property of the Company, including in each case all copies thereof in any medium, including computer tapes and other forms of information storage, but excluding materials relating directly to the terms and conditions of the Executive’s employment and the Executive’s performance as an employee of the Company (the “Company Property”).  If the Company requests the return of any Company Property at any time during or at or after the date of termination of employment, the Executive will deliver all such Company Property, including all copies of the same, to the Company as soon as practicable.  The provisions of this paragraph apply during and after the period when the Executive is an employee of the Company and will be in addition to (and not a limitation of) any legally applicable protections of the Company’s interest in Confidential Information, trade secrets and the like.

(d)           The Executive’s obligation of confidentiality will survive, regardless of any other breach of this Agreement or any other agreement, by any Party, until and unless such Confidential Information has become, through no fault of the Executive, generally known to the public.  For purposes of this paragraph, “generally known” means known throughout the domestic U.S. industry or the appropriate foreign country’s or countries’ industry.  In the event that the Executive is required by law, regulation, or court order to disclose any of the Confidential Information, the Executive will promptly notify the Company prior to making any such disclosure to facilitate the Company seeking a protective order or other appropriate remedy from the proper authority at its sole cost and expense.

(e)           The Executive acknowledges that a violation of the foregoing provisions of this Section 9 would cause irreparable harm to the Company, and that the Company’s remedy at law for any such violation would be inadequate.  In recognition of the foregoing, in addition to any other relief afforded by law or this Agreement, including damages sustained by a breach of this Agreement and any forfeitures under Section 8(e), and without the necessity or proof of actual damages or the posting of a bond, the Company will have the right to enforce this Agreement by seeking specific equitable remedies, which will include temporary and permanent injunctions, it being the understanding of the Parties that damages, the forfeitures described above and injunctions will all be proper modes of relief and are not to be considered as alternative remedies.

(f)            If a court at any time determines that any restriction or limitation in this Section 9 is unreasonable or unenforceable, it will be deemed amended so as to provide the maximum protection to the Company and be deemed reasonable and enforceable by the court.

10.          Dispute Resolution.  (a) In the event that the Parties are unable to resolve any controversy or claim arising out of or in connection with this Agreement or breach thereof, any Party may refer the dispute to binding arbitration, which, except as expressly provided hereafter, will be the exclusive forum for resolving such claims.  Such arbitration will be administered by the American Arbitration Association (the “AAA”) and governed by Massachusetts law.  The arbitration will be conducted by a single arbitrator familiar with the leasing and finance industry selected by the Executive and the Company according to the rules of the AAA.  In the event that the Parties fail to agree on the selection of the arbitrator within 30 days after either the Executive’s or the Company’s request for arbitration, the arbitrator will be chosen by the AAA.  The forum for arbitration will be agreed on by the Parties or, in the absence of any agreement, will be in a venue located in Boston, Massachusetts.

(b)           Notwithstanding the foregoing, no claim or controversy for injunctive or equitable relief contemplated by or allowed under applicable law pursuant to Sections 9 will be subject to arbitration under this Section 10, but will instead be subject to determination as provided in Section 15.

11.          Other Agreements, Entire Agreement, Etc.  No agreements or representations or warranties, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by any Party which are not expressly set forth in this Agreement.  This Agreement contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to the subject matter hereof (including the Prior Agreement), provided that this Agreement does not alter or supersede the Executive’s rights to any earned and unpaid compensation and benefits or to his rights to indemnification with respect to periods prior to the Closing or right to gross-up payments under Section 7(f) of the Prior Agreement.  Nothing herein will be deemed to provide the Executive a right to remain an officer or employee of the Company.  For the avoidance of doubt, nothing in this Section 11 shall override any obligations of the Executive pursuant to the Equity Award.

12.          Withholding of Taxes.  The Company will have the right to withhold from any amount payable hereunder any federal, state, city, local or other taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law, regulation or ruling.

13.          Successors and Binding Agreement/Indemnification.  (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company expressly in writing to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place.  This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including any Person acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor will thereafter be deemed “the Company” for purposes of this Agreement), but will not otherwise be assignable or delegable by the Company.

(b)           This Agreement will inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees.  If the Executive dies while any amount would still be payable to the Executive hereunder (other than amounts which, by their terms, terminate upon the death of the Executive) if the Executive had continued to live, all such amounts, unless otherwise provided herein, will be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive’s estate.

(c)           This Agreement is personal in nature and neither the Company nor the Executive may, without the consent of the other, assign or delegate this Agreement or any rights or obligations hereunder, except as expressly provided in Sections 13(a) and 13(b).  Without limiting the generality or effect of the foregoing, the Executive’s right to receive payments hereunder will not be assignable, transferable or delegable, whether by pledge, creation of a security interest, or otherwise, other than by a transfer by the Executive’s will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this paragraph, the Company will have no liability to pay any amount so attempted to be assigned, transferred or delegated.

(d)           The Company hereby agrees to indemnify the Executive to the maximum extent permitted by applicable law, including advancement of reasonable attorneys’ fees and other expenses, for any and all losses, damages, charges and expenses incurred or sustained by the Executive in connection with any allegations, complaint, action, suit or proceeding against the Executive or to which the Executive may be made a party arising out of, relating to or by reason of the relationship(s) created hereby; provided, however, that in no event shall the Executive be indemnified for any illegal conduct, fraud, embezzlement, willful misconduct, gross negligence, liabilities relating to Section 16(b) of the Securities Exchange Act of 1934, or other tax obligations or liabilities.  In addition, the Executive will be covered by a directors’ and officers’ liability insurance policy on a basis consistent with the coverage provided to other current or former directors or officers of the Company (in such capacities), as applicable.  No act or failure to act on the Executive’s part shall be considered “willful” unless done, or omitted to be done, by the Executive in bad faith and without reasonable belief that such action or ommission was in the best interest of the Company.

14.          Notices.  Any notice, demand, claim or other communication under this Agreement will be in writing and will be deemed to have been given (a) on delivery if delivered personally; (b) on the date on which delivery thereof is guaranteed by the carrier if delivered by a national courier guaranteeing delivery within a fixed number of days of sending; or (c) on the date of transmission thereof if delivery is confirmed, but, in each case, only if addressed to the Parties in the following manner at the following addresses (or at the other address as a Party may specify by notice to the other):

If to the Executive:

James R. Jackson, Jr.

6 Hickory Ridge

Plaistow, NH 03865

With copy to:

Paul M. Ritter, Esq.

Kramer Levin Naftalis & Frankel LLP

1177 Avenue of the Americas

New York, NY 10036

If to the Company:

MicroFinancial Incorporated

Attention:

16 New England Executive Park

Suite 200

Burlington, MA 01803

15.          Governing Law and Choice of Forum.  (a) This Agreement will be construed and enforced according to the laws of the State of Massachusetts, other than the choice of law provisions thereof.

(b)           To the extent not otherwise provided for by Section 10, the Parties consent to the exclusive jurisdiction of all state and federal courts located in Boston, Massachusetts, as well as to the jurisdiction of all courts of which an appeal may be taken from such courts, for the purpose of any suit, action or other proceeding arising out of, or in connection with, this Agreement or that otherwise arise out of the employment relationship.  Each Party hereby expressly waives (i) any and all rights to bring any suit, action or other proceeding in or before any court or tribunal other than the courts described above, and covenants that it will not seek in any manner to resolve any dispute other than as set forth in this paragraph, and (ii) any and all objections either may have to venue, including the inconvenience of such forum, in any of such courts.  In addition, each Party consents to the service of process by personal service or any manner in which notices may be delivered hereunder in accordance with this Agreement.

16.          Validity/Severability.  The Parties agree that (a) the provisions of this Agreement will be severable in the event that for any reason whatsoever any of the provisions hereof are invalid, void or otherwise unenforceable, (b) any such invalid, void or otherwise unenforceable provisions will be replaced by other provisions which are as similar as possible in terms to such invalid, void or otherwise unenforceable provisions but are valid and enforceable, and (c) the remaining provisions will remain valid and enforceable to the fullest extent permitted by applicable law.

17.          Survival.  The obligations of the Company and the Executive under this Agreement which by their nature may require either partial or total performance after the expiration or termination of the Employment Term or this Agreement (including those under Section 9) will survive any termination or expiration of this Agreement.

18.          Excise Tax.  Notwithstanding any other provisions in this Agreement, in the event that any payment or benefit received or to be received by the Executive (including any payment or benefit received in connection with a change in control of Parent or the Company or the termination of the Executive’s employment, whether pursuant to the terms of this Agreement or any other plan, program, arrangement or agreement) (all such payments and benefits, together, the “Total Payments”) would be subject (in whole or part), to any excise tax imposed under Section 4999 of the Code, or any successor provision thereto (the “Excise Tax”), then (i), to the extent that the shareholder approval exemption under Treasury Regulation Section 1.280G-1, Q&A 7 (the “Shareholder Approval Exemption”) is available to the Company, then if the Executive waives all amounts which could constitute an “excess parachute payment” within the meaning of Treasury Regulation Section 1.280G-1, Q&A 3, the Company will conduct the vote in accordance with the Shareholder Approval Exemption or (ii), to the extent the Shareholder Approval Exemption is not available or the Executive fails to waive all amounts which would constitute an “excess parachute payment”, the Company shall make an additional gross-up payment to Executive in an amount which results in Executive being in the same after-tax position that he would have been in had no excise tax under Code Section 4999 been imposed.  Notwithstanding anything to the contrary in this Section 18, the Gross-Up Payment shall in all event be paid by the Company to the Executive not later than the last day of the calendar year next following the calendar year in which the Executive remits the related taxes, in accordance with the requirements set forth in Treas. Reg. Section 1.409A-3(i)(1)(v).  For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax:  (x) no portion of the Total Payments the receipt or enjoyment of which the Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code will be taken into account; (y) no portion of the Total Payments will be taken into account which, in the opinion of tax counsel (“Tax Counsel”) reasonably acceptable to the Executive and selected by the accounting firm which was, immediately prior to the change in control, the Company’s independent auditor (the “Auditor”), does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments will be taken into account which, in the opinion of Tax Counsel, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as set forth in Section 280G(b)(3) of the Code) that is allocable to such reasonable compensation; and (z) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments will be determined by the Auditor in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.  Notwithstanding the foregoing, if it is later determined that the computation of the Executive’s parachute payments and the Excise Tax were incorrectly calculated for any reason, and as a result (i) the Executive is required to pay additional Excise Taxes, the Company shall promptly pay to or for the benefit of the Executive the additional amount that would have been payable to the Executive under this Section 18 had the calculations of the Excise Tax by the Auditor reflected the additional Excise Taxes due or (ii) the Company paid an amount to the Executive in excess of the amount that would have been payable to the Executive under this Section 18 had the calculations of the Excise Tax by the Auditor reflected the correct amount of Excise Taxes due, then the Executive shall promptly repay such excess amount to the Company.

19.          Compliance with Section 409A.  (a) The Parties intend that any amounts payable under this Agreement, and the Company’s and the Executive’s exercise of authority or discretion hereunder, comply with the provisions of Section 409A of the Code, along with the rules, regulations and guidance promulgated thereunder by the Department of the Treasury or the Internal Revenue Service (collectively, “Section 409A”) so as not to subject the Executive to the payment of the additional tax, interest or penalty which may be imposed under Section 409A.  In furtherance thereof, to the extent that any provision of this Agreement would result in the Executive being subject to payment of additional tax, interest or penalty under Section 409A, the Parties agree to amend this Agreement if permitted under Section 409A in a manner which does not impose any additional taxes, interest or penalties on Executive in order to bring this Agreement into compliance with Section 409A, without materially changing the economic value of the arrangements under this Agreement to any Party, and thereafter the Parties will interpret its provisions in a manner that complies with Section 409A.  Notwithstanding the foregoing, no particular tax result for the Executive with respect to any income recognized by the Executive in connection with this Agreement is guaranteed.

(b)           Notwithstanding any provisions of this Agreement to the contrary, if the Executive is a “specified employee” (within the meaning of Section 409A and determined pursuant to any policies adopted by the Company consistent with Section 409A), at the time of the Executive’s “Separation From Service” (within the meaning of Section 409A) and if any portion of the payments or benefits to be received by the Executive upon Separation From Service would be considered deferred compensation under Section 409A and cannot be paid or provided to the Executive without the Executive incurring taxes, interest or penalties under

Section 409A, amounts that would otherwise be payable pursuant to this Agreement and benefits that would otherwise be provided pursuant to this Agreement, in each case, during the six-month period immediately following the Executive’s Separation From Service will instead be paid or made available on the earlier of (i) the first business day of the seventh month following the date of Executive’s Separation From Service or (ii) the Executive’s death.

(c)           With respect to any amount of expenses eligible for reimbursement or the provision of any in-kind benefits under this Agreement, to the extent such payment or benefit would be considered deferred compensation under Section 409A or is required to be included in the Executive’s gross income for federal income tax purposes, such expenses (including expenses associated with in-kind benefits) will be reimbursed by the Executive no later than December 31st of the year following the year in which the Executive incurs the related expenses.  In no event will the reimbursements or in-kind benefits to be provided by the Company in one taxable year affect the amount of reimbursements or in-kind benefits to be provided in any other taxable year, nor will the Executive’s right to reimbursement or in-kind benefits be subject to liquidation or exchange for another benefit.

(d)           Each payment under this Agreement is intended to be a “separate payment” and not one of a series of payments for purposes of Section 409A.

(e)           A termination of employment will not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment unless such termination is also a Separation From Service, and notwithstanding anything contained herein to the contrary, the date on which such Separation From Service takes place will be the termination date.

20.          Amendment; Waiver.  (a) This Agreement may be amended and any provision of this Agreement may be waived, provided that any such amendment or waiver will be binding upon a Party only if such amendment or waiver is set forth in a writing executed by such Party.  No course of dealing between the Parties will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Party under or by reason of this Agreement.

(b)           No delay or failure in exercising any right, power or remedy hereunder will affect or operate as a waiver thereof; nor will any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or remedy preclude any further exercise thereof or of any other right, power or remedy.

21.          Counterparts.  This Agreement may be executed in multiple counterparts (any one of which need not contain the signatures of more than one Party), each of which will be deemed to be an original but all of which taken together will constitute one and the same agreement.  This Agreement, and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or other electronic transmission, will be treated in all manner and respects as an original agreement and will be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person.  At the request of any Party, the Parties will re-execute original forms thereof and deliver them to the requesting Party.  No Party will raise the use of a facsimile machine or other electronic means to deliver a signature or the fact that any signature was transmitted or communicated through the use of facsimile machine or other electronic means as a defense to the formation of a contract and each Party forever waives any such defense.

22.          Headings; Interpretation.  (a) The descriptive headings herein are inserted for convenience of reference only and are not intended to be a substantive part of or to affect the meaning or interpretation of this Agreement.

(b)           Reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof.  Unless otherwise indicated, any reference to a “Section” means a Section of this Agreement.

(c)           The word “including” (in its various forms) means including without limitation.  All references in this Agreement to “days” refer to “calendar days” unless otherwise specified.

23.          Legal Fees and Expenses.  The Company shall reimburse the Executive on a quarterly basis for all costs and expenses incurred by the Executive to enforce or protect his rights under this Agreement (including fees and expenses incurred in connection with an arbitration) unless it shall ultimately be determined by a final judgment of an arbitrator or a court of competent jurisdiction that the Executive was without any justification for commencing or continuing any such arbitration action or proceeding, in which case the Executive shall repay to the Company any amounts of reimbursement paid under this Section 23 and in the event of an arbitration, shall also pay one half (1/2) of the fees of the arbitrator.  For the avoidance of doubt, this Section 23 shall not govern any disputes relating to the Equity Award.

24.          Defined Terms.  In addition to the terms defined elsewhere herein, the following terms will have the following meanings when used herein with initial capital letters:

(a)           “Board” means the Board of Directors of the Company.

(b)           “Cause” means:

(i)            The willful and continued failure by the Executive to substantially perform the Executive’s duties hereunder (other than any such failure resulting from the Executive’s Disability);

(ii)           The willful commission by the Executive of an acts that are dishonest and demonstrably injurious to the Company; or

(iii)          An act or acts on the Executive’s part constituting a felony under the laws of the United States or any state thereof;

provided, however, any notice of termination of the Executive’s employment for Cause shall include a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board at a meeting of the Board called and held for that purpose (after reasonable notice to Executive and reasonable opportunity for the Executive, together with Executive’s counsel, to be heard before the Board prior to such vote), finding that in the good faith opinion of the Board that any event constituting Cause for termination in accordance with this Section 24(b) has occurred and specifying the particulars thereof in detail.

(c)           “Code” means the Internal Revenue Code of 1986, as amended.

(d)           “Disability” or “Disabled” means:

(i)            The Executive’s incapacity due to physical or mental illness to substantially perform the Executive’s duties and the essential functions of the Executive’s position, with or without reasonable accommodation, on a full-time basis for 12 months; or

(ii)           The Executive becomes eligible to receive benefits under the Company’s applicable long-term disability plan;

except that, if the Executive does not agree with a determination to terminate the Executive’s employment because of Disability, the question of the Executive’s Disability will be subject to the certification of a qualified medical doctor reasonably agreed upon by the Company and the Executive.  The costs of such qualified medical doctor will be paid by the Company.

(e)           “Employment Term” means the Initial Employment Term and any Renewal Term(s).

(f)            “Good Reason” means, without the Executive’s consent:

(i)            A material diminution in the Executive’s Base Salary or target Annual Bonus;

(ii)           The assignment to the Executive of duties inconsistent with the Executive’s position;

(iii)          A material diminution in the Executive’s title, authority, duties, or responsibilities (other than temporarily while the Executive is physically or mentally incapacitated or as required by applicable law);

(iv)          A relocation of the Company’s principal executive offices from a location outside the metropolitan Boston, Massachusetts area or requiring the Executive to be based anywhere other than the Company’s principal executive offices;

(v)           The failure by the Company to obtain specific assumption of this Agreement by any successor or assign of the Company or any person acquiring a substantial portion of the assets of the Company, or, following such assumption, assignment or acquisition by an entity other than an affiliate of the Company, the occurrence of any event the Executive believe will impair his duties under this Agreement; or

(vi)          Any material breach by the Company of this Agreement;

provided, however, that the foregoing conditions will constitute Good Reason only if (A) the Executive provides written notice to the Company within 90 days of the initial existence of the condition(s) constituting Good Reason and (2) the Company fails to cure such condition(s) within 30 days after receipt from the Executive of such notice; and provided further, that Good Reason will cease to exist with respect to a condition two years following the initial existence of such condition.

(g)           “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture or an unincorporated organization.

25.          Certain Costs.  The Company agrees to pay for costs and expenses related to the legal service incurred by the Executive in connection with the negotiation of this Agreement and those other agreements related to the Closing, in an amount not to exceed $45,000 in the aggregate.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, this Agreement is duly executed as of the Execution Date.

MicroFinancial Incorporated

By:	/s/ Fritz von Mering

Name: Fritz von Mering
Title: Chairman

James R. Jackson, Jr.

/s/ James R. Jackson, Jr.
James R. Jackson, Jr.

EXHIBIT A

WAIVER AND RELEASE OF CLAIMS AGREEMENT

James R. Jackson, Jr. (“Employee”) hereby acknowledges that MicroFinancial Incorporated (“Employer”) is offering Employee certain payments in connection with Employee’s termination of employment pursuant to the employment agreement entered into between Employer and Employee, as amended (the “Employment Agreement”), in exchange for Employee’s promises in this Waiver and Release of Claims Agreement (this “Agreement”).

Severance Payments

1.             Employee agrees that Employee will be entitled to receive the applicable severance payments under the Employment Agreement (the “Severance Payments”) only if Employee accepts and does not revoke this Agreement, which requires Employee to release both known and unknown claims.

2.             Employee agrees that the Severance Payments tendered under the Employment Agreement constitute fair and adequate consideration for the execution of this Agreement.  Employee further agrees that Employee has been fully compensated for all wages and fringe benefits, including, but not limited to, paid and unpaid leave, due and owing, and that the Severance Payments are in addition to payments and benefits to which Employee is otherwise entitled.

Claims That Are Being Released

3.             Employee agrees that this Agreement constitutes a full and final release by Employee and Employee’s descendants, dependents, heirs, executors, administrators, assigns, and successors, of any and all claims, charges, and complaints, whether known or unknown, that Employee has or may have to date against Employer and any of its parents, subsidiaries, or affiliated entities and their respective officers, directors, shareholders, partners, joint venturers, employees, consultants, insurers, agents, predecessors, successors, and assigns, arising out of or related to Employee’s employment or the termination thereof.  To the fullest extent allowed by law, Employee hereby waives and releases any and all such claims, charges, and complaints in return for the Severance Payments.  This release of claims is intended to be as broad as the law allows, and includes, but is not limited to, rights arising out of alleged violations of any contracts, express or implied, any covenant of good faith or fair dealing, express or implied, any tort or common law claims, any legal restrictions on Employer’s right to terminate employees, and any claims under any federal, state, municipal, local, or other governmental statute, regulation, or ordinance, including, without limitation:

(a)           claims of discrimination, harassment, or retaliation under equal employment laws such as Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Workers Benefit

Protection Act, the Rehabilitation Act of 1973, and any and all other federal, state, municipal, local, or foreign equal opportunity laws;

(b)           if applicable, claims of wrongful termination of employment; statutory, regulatory, and common law “whistleblower” claims, and claims for wrongful termination in violation of public policy;

(c)           claims arising under the Employee Retirement Income Security Act of 1974, except for any claims relating to vested benefits under Employer’s employee benefit plans;

(d)           claims of violation of wage and hour laws, including, but not limited to, claims for overtime pay, meal and rest period violations, and recordkeeping violations; and

(e)           claims of violation of federal, state, municipal, local, or foreign laws concerning leaves of absence, such as the Family and Medical Leave Act.

Claims That Are Not Being Released

4.             This release does not include any claims that may not be released as a matter of law, and this release does not waive claims or rights that arise after Employee signs this Agreement.  Further, this release will not prevent Employee from doing any of the following:

(a)           obtaining unemployment compensation, state disability insurance, or workers’ compensation benefits from the appropriate agency of the state in which Employee lives and works, provided Employee satisfies the legal requirements for such benefits (nothing in this Agreement, however, guarantees or otherwise constitutes a representation of any kind that Employee is entitled to such benefits);

(b)           asserting any right that is created or preserved by this Agreement, such as Employee’s right to receive the Severance Benefits;

(c)           asserting any rights with respect to Employee’s equity in the Employer or a parent or affiliate of the Employer;

(d)           asserting any rights to indemnification or coverage under any D&O policy;

(e)           filing a charge, giving testimony or participating in any investigation conducted by the Equal Employment Opportunity Commission (the “EEOC”) or any duly authorized agency of the United States or any state (however, Employee is hereby waiving the right to any personal monetary recovery or other personal relief should the EEOC (or any similarly authorized agency) pursue any class or individual charges in part or entirely on Employee’s behalf); or

(f)            challenging or seeking determination in good faith of the validity of this waiver under the Age Discrimination in Employment Act (nor does this release impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law).

Voluntary Agreement And Effective Date

5.             Employee understands and acknowledges that, by signing this Agreement, Employee is agreeing to all of the provisions stated in this Agreement, and has read and understood each provision.

6.             The parties understand and agree that:

(a)           Employee will have a period of 21 calendar days in which to decide whether or not to sign this Agreement, and an additional period of seven calendar days after signing in which to revoke this Agreement.  If Employee signs this Agreement before the end of such 21-day period, Employee certifies and agrees that the decision is knowing and voluntary and is not induced by Employer through (i) fraud, misrepresentation, or a threat to withdraw or alter the offer before the end of such 21-day period or (ii) an offer to provide different terms in exchange for signing this Agreement before the end of such 21-day period.

(b)           In order to exercise this revocation right, Employee must deliver written notice of revocation to [INSERT COMPANY CONTACT] on or before the seventh calendar day after Employee executes this Agreement.  Employee understands that, upon delivery of such notice, this Agreement will terminate and become null and void.

(c)           The terms of this Agreement will not take effect or become binding, and Employee will not become entitled to receive the Severance Payments, until that seven-day period has lapsed without revocation by Employee.  If Employee elects not to sign this Agreement or revokes it within seven calendar days of signing, Employee will not receive the Severance Payments.

(d)           All amounts payable hereunder will be paid in accordance with the applicable terms of the Employment Agreement.

Governing Law

7.             This Agreement will be governed by the substantive laws of the State of Massachusetts, without regard to conflicts of law, and by federal law where applicable.

8.             If any part of this Agreement is held to be invalid or unenforceable, the remaining provisions of this Agreement will not be affected in any way.

Consultation With Attorney

9.             Employee is hereby encouraged and advised to confer with an attorney regarding this Agreement.  By signing this Agreement, Employee acknowledges that Employee has consulted, or had an opportunity to consult with, an attorney or a representative of Employee’s choosing, if any, and that Employee is not relying on any advice from Employer or its agents or attorneys in executing this Agreement.

10.          This Agreement was provided to Employee for consideration on [INSERT DATE THIS AGREEMENT PROVIDED TO EMPLOYEE].

Employee certifies that Employee has read this Agreement and fully and completely understands and comprehends its meaning, purpose, and effect.  Employee further states and confirms that Employee has signed this Agreement knowingly and voluntarily and of Employee’s own free will, and not as a result of any threat, intimidation or coercion on the part of Employer or its representatives or agents.

EMPLOYEE

Date: